Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 1st day of July 2010 between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Company”) and Jonathan Elster, an individual resident of the State of Georgia (the “Executive”).

WITNESSETH:

WHEREAS, Executive has been and is now employed by SED INTERNATIONAL, INC., a wholly-owned subsidiary of the Company and a Georgia corporation (the “Subsidiary”); and

WHEREAS, the Executive and the Company desire to enter into an agreement with respect to the Executive’s continued employment by the Company.

NOW, THEREFORE, in consideration of the foregoing, the employment of the Executive, and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment of Executive: Duties of Executive. The Company hereby employs Executive as its Chief Executive Officer and President, and Executive hereby accepts employment by the Company in that capacity subject to the terms and conditions set forth in this Agreement. Executive shall faithfully perform for the Company and for the Subsidiary, the duties of said office (as described in the Bylaws of the Company) and shall perform such other duties of an executive, managerial or administrative nature as are from time to time assigned or delegated to the Executive by the Company’s Board of Directors (the “Board” or a designated committee of the Board). The Executive shall report to the Board. Throughout his employment hereunder, Executive shall devote substantially all of his time, energy and skill to perform the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), and shall use his best efforts to follow and implement all management policies and decisions of the Company and the Subsidiary. Executive shall not become involved in the management of any other company, partnership, proprietorship or other entity, other than an affiliate of the Company (including the Subsidiary), without the consent of the Board; provided, however, that as long as it does not interfere with Executive's employment hereunder Executive may serve as a director in a company that does not compete with the businesses of the Company, the Subsidiary, or SED International de Colombia Ltda and Intermaco S.R.L. (“Other Affiliates”), and may serve as an officer or director or otherwise participate in educational welfare, social, religious or civic organizations. The Executive shall not be required to relocate from the Atlanta, Georgia metropolitan area in connection with the performance of his duties hereunder.

2. Compensation Benefits and Reimbursement of Expenses.

(a) As compensation for all of his services hereunder, the Company, or the Subsidiary, shall pay Executive an annual base salary of $340,000.00 (“Salary”). If requested by the Board, Executive shall serve as a member of the Board or the board of directors of the Subsidiary or any affiliate of the Company without receiving any additional compensation for such service. Such Salary shall be paid in accordance with the normal payroll practices of the Company, or the Subsidiary, as the case may be, and shall be subject to such deductions and withholdings as are required by law or by the policies of the Company, or the Subsidiary, as the case may be, from time to time in effect, or as otherwise authorized by written notice from the Executive. The Executive’s annual base Salary of $340,000.00 shall be retroactive to December 1, 2009. A lump sum payment in the amount of the difference between the prior annual gross base salary of $280,000 that Executive actually received during the time period December 1, 2009 to June 30, 2010, and the annual base salary of $340,000.00 for that same time period, less any applicable withholdings required by law, is due and payable to Executive within 10 days after the execution hereof.

(b) Executive shall be entitled to participate in the Management Bonus Plan, which shall remain in effect during the Term, and any and all Extension Terms, of this Employment Agreement. (“Term” and “Extension Term” are defined in Paragraph 3 of this Employment Agreement.) A copy of that portion of the Management Bonus Plan applicable to Executive is attached hereto as Exhibit “A” and is incorporated by reference herein. All stock in the Company and/or the Subsidiary that has been allocated to the Executive or that Executive has received or acquired or that is transferable to Executive pursuant to the Management Bonus Plan shall automatically become fully vested upon (1) termination of this Employment Agreement pursuant to Paragraph 3(b)(iii) or Paragraph 3(b)(iv); (2) termination of this Employment Agreement because of the Executive’s death; or (3) upon a termination of employment in connection with a Change of Control as described herein in Paragraph 3(e).

(c) Executive shall be entitled to participate in or to continue participation in any present or future group life, health and hospitalization and disability insurance plans; pension, retirement and 401(k) plans; and death benefit plans as are available to management executives of the Company and/or the Subsidiary on the same terms as such other similarly situated executives, in each case to the extent that Executive is eligible under the terms of such plans or programs.

(d) Executive shall be entitled to four (4) weeks of paid vacation per year, subject to the Company's or the Subsidiary’s, as the case may be, normal employee policies for unused vacation as adopted and amended from time to time.

(e) Executive shall be reimbursed in accordance with the policies of the Company as adopted and amended from time to time, for all reasonable and appropriate expenses incurred by him in connection with the performance of his duties of employment hereunder; provided, however, Executive shall as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

3. Term and Termination.

(a) The term (“Term”) of this Agreement and of Executive's employment hereunder shall commence as of July 1, 2010 and shall continue for a period of three (3) years thereafter unless earlier terminated as provided in Section 3(b) of this Agreement. The Term will automatically be extended for an additional one-year period following the expiration of the Term and of any such extension of the Term thereafter (each extension of the Term being an “Extension Term”) without further action by the Executive or Company unless written notice not to renew is given to the other, by either the Company or Executive, not less than 90-days prior to the expiration of the Term or any Extension Term (such notice shall be referred to herein as a “Nonrenewal Notice”). In the event a Nonrenewal Notice is given by one party to the other as provided in the immediately preceding sentence, then the automatic extension of the Term or any Extension Term, as may be applicable, shall thereafter be of no further force and effect.

(b) This Agreement and Executive's employment shall terminate upon Executive's death. This Agreement and Executive’s employment hereunder may also be terminated (i) upon mutual agreement of Executive and the Company; (ii) unilaterally by the Company, upon written notice to Executive, for Good Cause (as defined in Section 3(c) below); (iii) unilaterally by the Company, upon written notice to Executive, without Good Cause which notice may not be given prior to January 1, 2011; or (iv) upon written notice to Executive, if Executive is unable, with reasonable accommodation, to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition for a continuous period of one hundred eighty (180) consecutive days, as permitted by law and as certified by a physician or physicians selected by the Board who is/are qualified and is/are medical board certified to evaluate the Executive’s specific physical or mental condition. Executive shall submit to examination by the foregoing physician or physicians at that physician’s usual place of business on reasonable notice or if Executive is hospitalized or otherwise unable to travel shall allow examination at the place where he is incapacitated.

(c) As used in this Agreement, "Good Cause" means: (i) any act of fraud or dishonesty with respect to the Company, the Subsidiary, or the Other Affiliates; (ii) any act of theft or embezzlement from the Company, the Subsidiary, or the Other Affiliates; (iii) the breach of any material provision of this Agreement by Executive (provided that such breach is not cured by Executive within thirty (30) days of receiving written notice of such breach from the Company which notice shall contain a statement in reasonable detail of the nature of the breach and actions needed to cure the claimed breach); (iv) material violation of the significant policies and procedures of the Company or the Subsidiary; (v) failure to comply with the lawful and reasonable written directions of the Board; (vi) engaging in any unlawful harassment or discrimination; (vii) the conviction of Executive of any crime involving moral turpitude (whether felony or misdemeanor) or the conviction of the Executive of any felony; (viii) any act of moral turpitude by Executive that materially adversely affects the Company, the Subsidiary or any Other Affiliates and any of their business reputations; (ix) material violation of state or federal securities laws; or (x) any other matter constituting "good cause" for termination of employment of a high-level executive under the laws (including inter alia, statutes, regulations or judicial case law) of the State of Georgia.

(d) Upon the termination of this Agreement and Executive's employment hereunder:

(i)

pursuant to a notice given by the Company pursuant to Section 3(b)(iii), the Executive shall be eligible to receive a cash payment from the Company equal to the lesser of eighteen (18) months of his Salary or his Salary for the balance of the Term or any Extension Term (“Severance Payment”). This payment is contingent upon Executive signing an Agreement and General Release as set forth in subsection (g). The Company’s payment of the Severance Payment to Executive shall be made pursuant to Section 3(g) of this Agreement; or

(ii)

as provided in Section 3(b)(except subsection (iii)), neither the Company nor the Subsidiary, as applicable, shall have any further obligation to Executive other than (i) for payment of Salary, Bonus amounts, expense reimbursement and other benefits earned or accrued and unpaid at the effective date of such termination; and (ii) any indemnification payments that may become payable to Executive pursuant to the provisions of the Company's Articles of Incorporation, Bylaws, or similar policies, plans or agreements relating to indemnification of directors and officers of the Company.

(e) If a Change of Control occurs during the Term or any Extension Term of this Agreement, and the Executive’s employment is terminated either (i) involuntarily thirty days or less prior to, or at any time following, a Change in Control, or (ii) voluntarily by the Executive based on (a) material changes in the nature or scope of the Executive’s duties or employment, (b) a reduction in compensation of the Executive made without the Executive’s consent, (c) a relocation of the Company’s or the Subsidiary’s executive offices farther than 50 miles from the present location of the executive offices, or (d) a good faith determination made by the Executive, upon consultation with the Board of Directors of the Company, that it is necessary or appropriate for the Executive to relocate from the Atlanta, Georgia Metropolitan Area to enable Executive to perform his duties hereunder, the Executive may, in his sole discretion, give written notice within thirty (30) days after the date of his termination of employment to the Chairman of the Board and the Chief Financial Officer of the Company that he is exercising his rights hereunder and requests payment of the amounts provided for under this Section 3(e). (The notice provided pursuant to Subsection (e) is referred to as the “Notice of Exercise”). If the Executive is for any reason terminated from employment thirty days or less prior to, or at any time following, a Change of Control, or if Executive gives a Notice of Exercise, the Company shall pay to the Executive, ninety (90) days following such termination of Executive’s employment, a lump sum cash payment for damages suffered by the Executive by reason of the Change of Control (the “Executive Payment”) in an amount equal to the greater of: (a) eighteen (18) months of his Salary, or (b) his Salary for the balance of the Term of this Employment Agreement. The Executive Payment shall include any and all of Executive’s accrued but unpaid bonus payments, including cash and stock payments. In the event that a payment to Executive constitutes a parachute payment subject to excise tax under Internal Revenue Code section 4999 (or a successor provision of the Internal Revenue Code to section 4999), then the Company shall increase the amount paid to Executive so that the amount he receives on an after-tax basis equals the amount he would have received had the excise tax not applied.

For the purposes of this Agreement “Change of Control” shall be deemed to have occurred if and when (1) any individual, corporation, partnership, Group, association or other person or entity, together with his, its or their affiliates or Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) hereafter becomes the Beneficial Owner of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; (2) the Continuing Directors of the Company shall at any time fail to constitute a majority of the members of the Board; (3) all or substantially all of the assets of the Company are sold, conveyed, transferred or otherwise disposed of, whether through one event or a series of related events; (4) any individual, corporation, partnership, Group, association or other person or entity, together with his, its, or their affiliates or Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Subsidiary) becomes the Beneficial Owner of securities of the Subsidiary representing thirty percent (30%) or more of the combined voting power of the Subsidiary's then outstanding securities entitled to vote generally in the election of directors; or (5) all or substantially all of the assets of the Subsidiary are sold, conveyed, transferred or otherwise disposed of, whether through one event or a series of related events.

"Continuing Director" means a director who was a member of either the Board or the Board of Directors of the Subsidiary (the “Subsidiary Board”), as the case may be, as of the date immediately following the Company’s 2010 annual stockholders’ meeting, or who becomes a member of the Board or the Subsidiary Board, as the case may be, subsequent to such date and whose election or nomination for election to the Board or the Subsidiary Board, as the case may be, was Duly Approved by the Continuing Directors of either the Board or the Subsidiary Board, as the case may be, at the time of such election or nomination, either by a specific vote or by approval of the proxy statement issued by that company on behalf of either the Board or the Subsidiary Board, as the case may be, in which such person is named as a nominee for director.

“Duly Approved by the Continuing Directors” means an action approved by the vote of at least a majority of the Continuing Directors then on either the Board or the Subsidiary Board, as applicable; provided, however, that if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the entire Board of Directors of either the Company or Subsidiary, as applicable, if a vote by all its members had been taken, or if the number of persons constituting the Continuing Directors of either the Company or the Subsidiary, as applicable, shall be equal to or less than three, then the term “Duly Approved by the Continuing Directors” shall mean an action approved by the unanimous vote of the Continuing Directors then on the Board or the Subsidiary Board, as applicable.

“Associate” means (1) any corporation, partnership or other entity of which a specified person is an officer or partner, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities thereof, (2) any trust or estate in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such specified person, or any relative of the spouse of such specified person who has the same home as such specified person, and (4) any person who is a trustee, officer or partner of such specified person or of any corporation, partnership or other entity that is an affiliate of such specified person.

“Beneficial Owner” shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(17 C.F.R. § 240.13d-3) as such Rule is in effect on the date hereof; provided, however, that any individual, corporation, partnership, Group, association or other person or entity which, directly or indirectly, owns or has the right to acquire any of SED’s or the Subsidiary’s outstanding securities entitled to vote generally in the election of directors at any time in the future, whether such right is contingent, absolute, direct or indirect, pursuant to any agreement, arrangement or understanding upon exercise of conversion rights, warrants or options or otherwise, shall be deemed the Beneficial Owner of such securities.

“Group” means persons who act in concert as described in Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

(f) Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 3 including, without limitation, any economic equivalent of incentive compensation and any other benefits, shall be made as promptly as possible following any termination date provided herein, each being referred to herein as a “termination date”; provided, however, that if the Executive is deemed a “specified employee” of the Company, or the Subsidiary, within the meaning of Section 409A(a)(2)(B)(i) of the Code (or any successor provision), no payment under this Section 3 in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment, if made during the calendar year that includes the termination date, would not be deductible by either the Company, or the Subsidiary, as the case may be, in whole or in part by reason of Code Section 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a "specified employee "). Any payment deferred as provided for in this subsection (e) shall include, when paid, an incremental earnings factor payment equal to ten (10%) percent of the amount deferred multiplied by a fraction the numerator of which is the number of days that such payment is deferred and the denominator of which is 365; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law. As used in this Agreement, the phrase “termination of employment” means a complete cessation of work with no expectation of return in the minds of Executive and the officers of the Company who are knowledgeable about such termination of employment.

If the amount of any payment due to the Executive cannot be finally determined within thirty (30) days after the termination date, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid thirty (30) days after such termination date (or on such later date as may be determined under the immediately preceding paragraph). As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

It is the intention of the Company and Executive that this Agreement fully comply with the requirements of Internal Revenue Code section 409A and regulations issued incident thereto, so that payments to Executive will be income to Executive for income tax purposes only in the year received by Executive. Any ambiguity in this Agreement with respect to any section 409A matter will be construed in a manner causing the Agreement to comply with section 409A. The Company will indemnify and hold harmless Executive for any expense or loss incurred due to failure of any provision or provisions of this Agreement to comply with section 409A.

(g) In consideration for the Severance Payment or the Executive Payment, the Executive agrees that upon termination of this Agreement and Executive's employment, the Executive shall deliver to the Company an executed copy of an Agreement and General Release releasing the Company, the Subsidiaries, and Other Affiliates including, but not limited to, the members of the boards of directors, employees, officers and agents thereof (the “Released Parties”) in the final form approved by the Company and the Executive (the “Release”), substantially in the form attached as Exhibit “B” hereto. Company will issue the Release to Executive within three (3) days of Executive’s termination of employment. Executive shall be afforded sufficient time under all applicable laws to review the Release and to revoke the Release. If Executive signs the Release and does not revoke the Release, Company shall make payment to Executive on the 90th day following Executive’s termination of employment, subject to the provisions of sub-section 3(f), above. The Executive further agrees to indemnify and hold harmless the Released Parties in the event he pursues any claim encompassed by the Release against any one or all of them. The parties agree that the intention of the Release is to fully discharge the Released Parties from any and all claims that the Executive is permitted to discharge under applicable laws.

4. Agreement Not to Solicit Customers or Solicit or Hire Employees. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, in keeping with Executive's duties as a fiduciary and in order to protect the Company's, the Subsidiary’s, or any Other Affiliates’ interest in the business relationships developed by Executive with the employees and customers of the Company, the Subsidiary, or any Other Affiliates, Executive agrees that during the Term of Executive's employment under this Agreement and for a period of one (1) year from the date of the termination of such employment (at any time for any reason, with or without cause), Executive shall not, without the prior written consent of the Company, directly or indirectly: (A) recruit or solicit any employees of the Company, the Subsidiary, or any Other Affiliates for the purpose of encouraging or enticing such person to end his or her relationship with the Company, the Subsidiary or Other Affiliates or hire any person who was employed by the Company, the Subsidiary or any Other Affiliates within 6 months prior to the termination of Executive’s employment; or (B) solicit any Restricted Customer (as hereinafter defined) for the purpose of, or with a view toward, providing services or products to the Restricted Customer which compete with services or products offered or provided by the Company, the Subsidiary, or any Other Affiliates. "Restricted Customer" means any person or entity to which (i) jointly or severally, the Company, the Subsidiary, or any Other Affiliates provides services or products and (ii) with whom Executive had material contact for the purposes of performing his job duties during the one (1) year period immediately preceding the termination of Executive's employment with the Company. Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses or employment by others during the one-year period provided for above but acknowledges that the Company has a legitimate interest in restricting solicitation as provided in this Section without reference to a specific territory and that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. If the duration or scope of this section is not enforceable under Georgia law the parties hereto agree to shorten the duration or narrow the scope to the maximum time or scope which will be enforceable.

5. Ownership and Protection of Proprietary Information.

(a) As used herein, "Proprietary Information" means information directly related jointly or severally to the Company, the Subsidiary, or any Other Affiliates that (i) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of reasonable efforts by the Company, the Subsidiary, or any Other Affiliates to maintain its secrecy, including, without limitation, (1) with respect to information which has been reduced to tangible form, marking such information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (2) with respect to any oral presentation or communication, denominating such information as confidential immediately before, during or after such oral presentation or communication; or (3) otherwise treating such information as confidential. Assuming these two criteria are met, Proprietary Information includes, without limitation, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual customers and suppliers, research, development, existing and future products, and employees of the Company, the Subsidiary, or any Other Affiliates. Proprietary Information includes information that has been disclosed to the Company, the Subsidiary, or any Other Affiliates, by a third party pursuant to which the receiving party is obligated to treat as confidential, and information which is proprietary to any Other Affiliates. Notwithstanding the foregoing, Executive’s vendor and customer contacts shall not constitute Proprietary Information for purposes of this Agreement, including Sections 5, 6, and 7 of the Agreement, as it relates to the Executive.

(b) Executive acknowledges that all Proprietary Information and all physical embodiments thereof are confidential to and are and will remain the sole and exclusive property of the Company and/or the Subsidiary. Executive must: (i) immediately disclose to the Company all Proprietary Information developed in whole or in part by Executive during the Term of his employment with the Company, (ii) assign to the Company and/or the Subsidiary any right, title or interest Executive may have in such Proprietary Information as may be requested by the Company, and (iii) at the request and expense of the Company, do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the ownership by, and rights of, the Company and/or the Subsidiary in such Proprietary Information including, without limitation, providing to the Company and/or the Subsidiary Executive's full cooperation in any litigation or other proceeding to establish or protect such rights.

(c) Except to the extent necessary to perform the services to be provided hereunder, Executive will not reproduce, use, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and will in no event take any action causing, or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by Executive to lose its character or cease to qualify as Proprietary Information. Each reproduction of any of the Proprietary Information must prominently contain a legend identifying its confidential or proprietary nature.

(d) Executive represents and warrants that any information disclosed by Executive to the Company, the Subsidiary, or any Other Affiliates, is not confidential or proprietary to Executive or to any third party. Accordingly, no obligation of any kind is assumed by or to be implied against the Company, the Subsidiary, or any Other Affiliates by virtue of any information received, in whatever form or whenever received, from Executive relating to the subject matter hereof, and the Company, the Subsidiary or any Other Affiliates will be free to reproduce, use and disclose to others such information without limitation.

(e) Upon request by the Company, and in any event upon termination of the employment of Executive with the Company for any reason, as a prior condition to receiving any final compensation hereunder, Executive will promptly deliver to the Company all Proprietary Information belonging to the Company, the Subsidiary, and any Other Affiliates and all embodiments thereof then in his custody, control, or possession.

(f) The covenants of confidentiality set forth in this Section 5 will apply on and after the effective date of termination of Executive's employment hereunder to any Proprietary Information disclosed by the Company, the Subsidiary or any Other Affiliates to, or developed by, Executive prior to or after any such effective date and will continue and be maintained by Executive (i) with respect to all Proprietary Information which falls within the definition of "trade secrets" under applicable law, at all times following the termination of Executive's employment hereunder for any reason whatsoever, and (ii) with respect to all other Proprietary Information, during the Term of Executive's employment hereunder and for a period of one (1) year after the termination of Executive's employment hereunder for any reason whatsoever.

6. Intellectual Property. The Company shall be the sole owner of all the products and proceeds of Executive's services hereunder, including, without limitation, all materials, ideas, concepts, formats suggestions, developments, arrangements, packages, programs and other intellectual property that Executive may acquire, obtain, develop or create in connection with, and during the Term of, Executive's employment hereunder, free and clear of any claims by Executive or anyone claiming under Executive of any kind or character whatsoever, other than Executive's right to receive payments hereunder. Executive shall, at the reasonable request of the Company, execute such assignments, certificates or other instruments as the Company from time to time shall deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce, or defend its right, title or interest in or to any such properties.

7. Remedy for Breach. Executive agrees that the damage to the Company, Subsidiary and Other Affiliates resulting from any actual breach by Executive of any of the covenants contained in Sections 4, 5 and 6 of this Agreement could be immediate, irreparable and difficult to measure, and that money damages may not be an adequate remedy. The Company shall be entitled to specific performance of the covenants in any of such sections or injunctive relief, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, or both, in addition to any damages and legal expenses (including attorneys' fees) which the Company may be legally entitled to recover.

8. Miscellaneous. Any notice required hereunder shall be deemed delivered to the Company when transmitted to the Chairman of the Board and to the Secretary of the Company by certified mail, postage prepaid, addressed to such persons at the Chairman’s personal office at 10 Tower Office Park, Suite 420, Woburn, MA 01801 as well as to the corporate headquarters of the Company at 4916 North Royal Atlanta Drive, Tucker, Georgia 30084 (or the principal place of business of the Company if hereafter it is moved), and shall be deemed delivered to Executive when delivered by certified mail, postage prepaid, addressed to Executive at 240 Westminster Place, Atlanta, GA 30350. The Chairman of the Board, the Company, and the Executive shall each have the right to change the address to which notices should be sent by providing notice pursuant to this section 8. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the State of Georgia without giving effect to the conflict of law provisions thereof. The headings of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to such subject matter, including without limitation any prior agreement. No amendment or modification of this Agreement shall be deemed effective unless made in a writing signed by the parties hereto. This Agreement is solely for the benefit of the Company (and its affiliates) and Executive, and there shall be no third party beneficiaries to this Agreement. This Agreement may not be assigned by Executive. To the extent any provision or any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of this Agreement shall be unaffected. The obligations and covenants contained in Sections 3(d), 3(e), 3(f), and 4 through 8 (inclusive) of this Agreement shall survive any termination of Executive's employment hereunder at any time for any reason whatsoever.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE

 IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first indicated above.

EXECUTIVE	SED INTERNATIONAL HOLDINGS, INC.,
a Georgia corporation

/s/ Jonathan Elster	By:	/s/ Samuel Kidston
Jonathan Elster	Name: Samuel Kidston
Title: Chairman of the Board

GUARANTY

WHEREAS, the Subsidiary will directly benefit from the employment of the Executive by the Company;

NOW THEREFORE, in consideration for the entering into the Agreement and as an added inducement to the Executive to enter into the Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Subsidiary does hereby irrevocably and unconditionally:

1) Guarantee to Executive and his successors and assigns the payment and performance of the Company’s obligations (“Guaranteed Obligations”) pursuant to the Agreement as and when the same shall be due and payable; and

2) Covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

SED INTERNATIONAL, INC.,
a Georgia corporation

By:	/s/ Lyle Dickler
Name: Lyle Dickler
Title: CFO

Exhibit A

SED INTERNATIONAL

ACCOUNTABILITY

DEDICATION

EXCELLENCE

PARTNERSHIP

TEAMWORK

SED INTERNATIONAL
2011Management Bonus Plan

1

Goal: to align management compensation with the long-term maximization of profitability while reducing the amount of debt (capital) required while promoting executive retention

All members of executive management team (CEO and direct reports)

All members of the Plan will have a specific bonus determined by performance against pre-defined objectives determined by the CEO and approved by the Compensation Committee of the Board (the "Annual Bonus"). The goals to be accomplished for the non-financial bonus are to be determined at the beginning of the Fiscal Year and approved by the compensation committee.

All members of the Plan have a portion of bonus determined by the compensation committee based on ROIC and paid after the FY annual audit is completed (the "Long-Term Bonus").
- this portion of the bonus will be paid half in restricted stock and half in cash

ROIC = Net Income + Interest Expense / Equity + Debt

FY2011 SED International Senior Management Bonus

Jonathan Elster, CEO

Long-Term Bonus

5% ROIC- 10% Base

6% ROIC - 20%-Base

7% ROIC – 25%-Base

8% ROIC – 35%-Base

9% ROIC- 40% Base

10% ROIC- 50% Base

Additional Discretionary Bonus available at the end of Fiscal Year

Exhibit B

EXHIBIT “B” TO EMPLOYMENT AGREEMENT

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Agreement and General Release”) is entered into on the date set forth in the signature page below between SED International Holdings, Inc., 4916 N. Royal Atlanta Drive, Tucker, GA 30084-5044, its affiliates, subsidiaries, divisions, successors and assigns (collectively referred to throughout this Agreement and General Release as "SED”), and ______________ and his heirs, executors, administrators, and assigns (referred to collectively throughout this Agreement and General Release as the “Releasor.”)

WHEREAS, SED and the Releasor entered into an Employment Agreement dated July 1, 2010 (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, SED and the Releasor have agreed to enter into this Agreement and General Release.

NOW, THEREFORE, in consideration of the above recitals and of the promises, agreements and conditions hereof and as set forth in the Employment Agreement, SED and the Releasor agree as follows:

1.

Last Day of Employment. The Releasor's last day of employment with SED is _______________.

2.

Consideration. In consideration for SED’s payment of the Severance Payment or the Executive Payment, whichever is applicable, to the Releasor pursuant to the Employment Agreement, Releasor agrees to sign this Agreement and General Release, and in compliance with the promises made herein and in the Employment Agreement, SED agrees to pay to the Releasor the Severance Payment or the Executive Payment, whichever is applicable, pursuant to the Employment Agreement.

3.

Revocation. The Releasor may revoke this Agreement and General Release for a period of seven (7) days following the day he executes this Agreement and General Release. Any revocation within the seven-day period must be submitted, in writing, to the Board of SED (the “Board”) or to an individual designated by the Board and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered or mailed to SED’s Corporate Secretary at 4916 North Royal Atlanta Dr., Tucker, Georgia 30084 and postmarked within seven (7) days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Georgia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.

General Release of Claim. The Releasor knowingly and voluntarily releases and forever discharges SED from any and all claims, known and unknown, which the Releasor, have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The Family and Medical Leave Act of 1993;

Georgia Equal Pay Act (Sex Discrimination in Employment) – O.C.G.A. § 34-5-1 et seq.;

Georgia Age Discrimination in Employment Act – O.C.G.A. §34-1-2;

Georgia Equal Employment for Persons with Disabilities Code – O.C.G.A. §34-6A-1 et seq.

Georgia Wage Payment and Work Hour Laws. as amended;

The Georgia Equal Employment for Persons with Disabilities Code;

any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

any public policy, contract, tort, or common law; or

any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing provisions or any other provision of this Agreement and General Release, this Agreement and General Release shall be null and void, and of no force or effect, in the event that the Releasor does not timely receive from SED the applicable Severance Payment or Executive Payment pursuant to the terms of the Employment Agreement.

If the Releasor should, after the execution of this Agreement and General Release and after Releasor has received the Severance Payment or the Executive Payment pursuant to the Employment Agreement, make, pursue or commence any claims against SED, this Agreement and General Release may be raised as, and shall constitute to the maximum extent permitted by law, a complete bar to any claims, except as specified in the next sentence. To the extent he is permitted by law to file or assert any claims (such as giving testimony for, or filing a charge with, a governmental administrative agency such as the Equal Employment Opportunity Commission, which claims may be permitted by law), he hereby waives any personal benefit, monetary recovery or actions to be taken on his behalf in any such matter with respect to matters occurring on or before the date hereof.

5.

Affirmations; No Claims Exist. The Releasor confirms that as of the date of this Agreement and General Release, he has filed no claim, charge, complaint, or action against SED in any forum. The Releasor further affirms that (i) he has reported all hours worked as of the date of this Agreement and General Release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which the Releasor may be entitled, except for payments and other consideration that SED is obligated to make to or to transfer to the Releasor pursuant to this Agreement and General Release; (ii) no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due or owing to him except as provided in this Agreement and General Release and except for payments and other consideration that SED is obligated to make to or to transfer to the Releasor pursuant to the Employment Agreement; (iii) he has no known workplace injuries or occupational diseases arising from his employment with SED; (iv) he has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and (v) he has been advised in writing by SED to consult with his attorney and has consulted with his attorney prior to the execution of this Agreement and General Release, and based on such consultation, hereby waives his right to have at least twenty-one (21) days to consider this Agreement and General Release. Notwithstanding the foregoing provisions or any other provision of this Agreement and General Release, this Agreement and General Release shall be null and void, and of no force or effect, in the event that the Releasor does not timely receive from SED the applicable Severance Payment or Executive Payment pursuant to the terms of the Employment Agreement.

6.

No Participation In Others’ Claims. The Releasor understands that if this Agreement and General Release were not signed, the Releasor would have the right to voluntarily assist other individuals in bringing claims against SED. The Releasor hereby waives that right, and he will not provide any such assistance other than assistance in an investigation or proceeding conducted by an agency of the United States federal government or a state government or in compliance with a facially valid subpoena or court order.

7.

Confidentiality. The Releasor agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to an attorney or attorneys with whom the Releasor chooses to consult regarding his consideration of this Agreement and General Release and to his accountants, spouse, legal heirs, and agents for tax or business purposes, or to other persons as required by law or court process.

8.

Governing Law and Interpretation. This Agreement and General Release shall be governed in accordance with the laws of the State of Georgia without regard to its conflict of laws provision. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

9.

Nonadmission of Wrongdoing. The Releasor agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by SED of any liability or unlawful conduct of any kind.

10.

Amendment. This Agreement and General Release may not be modified, altered, or changed except upon express written consent of both SED and the Releasor, in a written document in which specific reference is made to this Agreement and General Release.

11.

Reasonable Cooperation with Litigation. The Releasor agrees to cooperate reasonably with SED and its counsel to accept service of a subpoena for his testimony at trial or deposition in connection with any litigation brought by a third party against SED within a reasonable time period after the termination of Releasor’s employment with SED. SED shall pay for all of Releasor’s related travel and out-of-pocket expenses and will reimburse Releasor for his reasonable attorneys’ fees incurred in connection with any such subpoena and/or in connection with Releasor’s cooperation with SED as described in this paragraph. Releasor does not waive any objections he may have to any subpoena served on him in litigation in which SED is a party.

THE RELEASOR HAS BEEN ADVISED IN WRITING BY SED THAT HE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. THE RELEASOR HAS CONSULTED WITH HIS ATTORNEY PRIOR TO THE EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE AND, BASED ON SUCH CONSULTATION, HEREBY WAIVES HIS RIGHT TO HAVE AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE.

THE RELEASOR AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH "2" ABOVE, THE RELEASOR FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST SED.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

________________________________

[INSERT NAME OF THE RELEASOR]

________________________________

Date

Signed and sworn before me the _____ day

of _________, 20__

Notary Public

SED International Holdings, Inc.

By: _____________________________

________________________________

Date

Signed and sworn before me the _____ day

of _________, 20__.

Notary Public

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